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                                                                   EXHIBIT 99.13

                          AGREEMENT REGARDING RIGHT TO
                            CONVERT PROMISSORY NOTES

         THIS AGREEMENT REGARDING RIGHT TO CONVERT PROMISSORY NOTES (as amended, restated, replaced, supplemented or otherwise modified from time to time, this "AGREEMENT") is dated as of January 20, 1999 by and between MEI HOLDINGS, L.P., a Delaware limited partnership ("LENDER"), and MALIBU ENTERTAINMENT WORLDWIDE, INC., a Georgia corporation ("BORROWER").

                                    RECITALS:

         A. Borrower has executed that certain Third Amended and Restated Subordinated Promissory Note dated as of January 20, 1999 made payable to the order of Lender in the original principal sum of $65,000,000 (the "$65 MILLION NOTE") and that certain Second Amended and Restated Promissory Note dated as of January 20, 1999 made payable to the order of Lender in the original principal sum of $10,000,000 (the "$10 MILLION NOTE" and together with the $65 Million Note, as same may be increased, amended, restated, replaced, supplemented or otherwise modified from time to time, and all notes issued upon transfer, division or combination of, or in substitution therefor, collectively the "NOTES" and individually, a "NOTE"). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Notes.

         B. In consideration of, among other things, Lender's agreement to subordinate the indebtedness evidenced by the Notes to certain other indebtedness of Borrower, Borrower has agreed to grant to Lender the right to convert the indebtedness evidenced by the Notes into preferred stock of the Borrower.

         C. Borrower and Lender desire to execute this Agreement to set forth the terms and conditions of such conversion of such indebtedness.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

1.       DEFINITIONS; PRINCIPLES OF CONSTRUCTION

         a. DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which national banks in Dallas, Texas are not open for business.

                  "CERTIFICATE OF DESIGNATIONS" shall mean that certain Certificate of Designations relating to the Series H Preferred Stock that is attached as Exhibit "A" hereto and is made a part hereof for all purposes.



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                  "DEBT" shall mean the outstanding principal amount set forth in, and evidenced by, the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Notes, this Agreement, or any other Loan Documents.

                  "LOAN" shall mean, in the aggregate, the Advances made by Lender to Borrower, as set forth in, and evidenced by, the Notes and the other Loan Documents.

                  "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Notes and any other document executed and/or delivered by Borrower in connection with the Loan.

                  "MATURITY DATE" shall mean the date on which the final payment of principal of either of the Notes becomes due and payable as therein provided, whether at the stated maturity, by declaration of acceleration, or otherwise.

                  "OBLIGATIONS" shall mean any and all debt, liabilities and obligations of Borrower to Lender in connection with the Loan, including, without limiting the generality of the foregoing, the Debt.

                  "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                  "SERIES H PREFERRED STOCK" shall mean the preferred stock of the Borrower having the terms set forth in the Certificate of Designations attached as Exhibit "A" and made a part hereof for all purposes.

                  "STOCK EXCHANGE" shall mean the principal national securities exchange on which the shares of common stock of Borrower are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation System or any similar national system on which the common stock is quoted or traded.

2.       CONVERSION OF THE DEBT.

         a. CONVERSION OF THE DEBT INTO SERIES H PREFERRED STOCK. Lender shall have the right (the "CONVERSION RIGHT"), at any time on or prior to the Maturity Date (or within five (5) Business Days thereafter in the case of (i) an acceleration of the Debt, or (ii) Borrower's failure to repay the Debt and all other Obligations in full on the Maturity Date), even if Borrower has previously delivered a notice of prepayment of the Notes, at its option, subject to the provisions of this
                  Section 2, to convert all or any part of the Debt into shares of Series H Preferred Stock. The amount of Debt to be converted must be an integral multiple of $100,000 unless the entire Debt is being converted. The number of shares of Series H Preferred Stock to be issued in such conversion will equal the quotient obtained by dividing the amount of the Debt, or such portion of the Debt to be converted, on the date of the Conversion Notice (defined below) by $100,000. All shares of Series H Preferred



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                  Stock issuable upon the exercise of the Conversion Right shall be validly issued, fully paid and nonassessable and without any preemptive rights.

         b. MANNER OF EXERCISE. Lender may exercise the Conversion Right on any Business Day, prior to 5:00 p.m. Dallas, Texas time, on or before the Maturity Date (or within five (5) Business Days thereafter in the case of (i) an acceleration of the Debt, or
                  (ii) Borrower fails to repay the Debt and all other Obligations in full on the Maturity Date). In order to exercise the Conversion Right, Lender must (i) deliver to Borrower written notice of its election to exercise the Conversion Right (the "CONVERSION NOTICE," a copy in blank of which is attached as Exhibit "B"), and (ii) notify Borrower that it is ready, willing and able to surrender to Borrower each Note being converted upon receipt of the certificates and, if applicable, the new Note described in Subsection 2.c. below. The date of delivery of the Conversion Notice is the "CONVERSION DATE".

         c. ISSUANCE OF CERTIFICATES. As soon as practicable, and in any event within two (2) Business Days after the Conversion Date, Borrower will file the Certificate of Designations with the Secretary of State of Georgia (if not previously filed) and will execute, issue and deliver to Lender, upon Lender's tender to Borrower of the Note or Notes being converted, a certificate or certificates representing the aggregate number of shares of Series H Preferred Stock to be issuable upon such conversion and, if the Conversion Right was exercised in part and either Borrower or Lender so requests, a new Note identical as to terms and conditions to each surrendered Note on the Conversion Date except as to reflect the new reduced principal amount thereof. The stock certificate or certificates so delivered shall be, to the extent possible, in such denominations as Lender shall request in the Conversion Notice and shall be registered in the name of Lender or such other name as Lender shall request in the Conversion Notice. The applicable Note (or portion thereof for which the Conversion Right was exercised) shall be deemed to have been converted, and such certificate or certificates shall be deemed to have been issued, and Lender or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the Conversion Date.

         d. SHAREHOLDER APPROVAL. If Lender is advised by nationally recognized or Lender's regular legal counsel that shareholder approval of the issuance of a new Note or the issuance of the Series H Preferred Stock upon conversion of any Note is required by law or by the rules of the Stock Exchange, Borrower will seek such shareholder approval at the earlier of the next annual or special meeting of the shareholders of Borrower after the date hereof, or if no such meeting is scheduled to be held within 60 calendar days after the date of the Conversion Notice, Borrower agrees to cause its secretary to call such special meeting within 30 calendar days after the date of the Conversion Notice at the place and upon the notice provided by law and in the Bylaws of the Company for the holding of meetings of shareholders. If any such special meeting required to be called as above provided has not been called by the secretary of Borrower within such 30 calendar day period, then Lender may call such meeting to be held at the place and upon the notice above provided, and



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                  for that purpose will have access to the stock ledger of
                  Borrower. The foregoing remedy will not be deemed exclusive, and shall be in addition to all other rights and remedies available at law or equity to Lender.

         e. CONVERSION EXPENSES AND TAXES. No fees will be charged by Borrower to Lender with respect to any conversion hereunder. Borrower will be responsible for all of its and Lender's fees and expenses in connection with the conversion and any of the other actions described in this Section 2. Borrower will also be responsible for all taxes and other governmental charges that may be imposed with respect to the issuance or delivery of the shares, unless such tax or charge is imposed by law upon Lender or transfer taxes are payable because the shares are to be issued in the name of a Person other than Lender, in which case such taxes or charges shall be paid by Lender.

         f. REGISTRABLE SECURITIES. The Notes and the Series H Preferred Stock will be "Registrable Securities" under the Registration Rights Agreement dated August 28, 1996 by and between Borrower and Lender.

         g. REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS; ANTI-DILUTION PROTECTION.

                  i. In case Borrower shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where Borrower is not the surviving corporation or where there is a change in or distribution with respect to the preferred stock of Borrower), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of capital stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY"), are to be received by or distributed to the holders of capital stock of Borrower, then Lender shall have the right thereafter to receive, upon exercise of the Conversion Right, the number of shares of preferred stock of the successor or acquiring corporation or of Borrower, if it is the surviving corporation, and Other Property that would have been receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Series H Preferred Stock had the Notes been converted into Series H Preferred Stock immediately prior to such event, it being agreed that if such event occurs before the Lender has exercised the Conversion Right, the Notes shall be treated as being exercisable as of the date immediately prior to such event as if such date were the Conversion Date. In case of any such reorganization, reclassification, merger, consolidation, or disposition of assets, the successor or acquiring corporation (if other than Borrower) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of the Notes to be performed and



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                           observed by Borrower and all the obligations and
                           liabilities hereunder, and the Notes shall be convertible, on the terms set forth herein, for preferred stock of the successor or acquiring corporation having substantially identical terms to those set forth in the Certificate of Designations. For purposes of this Subsection 2.g, "preferred stock of the successor or acquiring corporation" shall mean capital stock having terms no less favorable to the holder thereof than the terms of the Series H Preferred Stock. The foregoing provisions of this Subsection 2.g. shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

                  ii. In the event that any time and from time to time (i) all or any part of the Debt is converted into shares of Series H Preferred Stock in accordance with this
                           Section 2 and (ii) any event or circumstance occurs after the date hereof but prior to the date of any such conversion which, had it occurred after the issuance of such shares of Series H Preferred Stock, would have required an adjustment in the Conversion Rate Cap (as such term is defined in the Certificate of Designations) under Section 2.8.6 of the Certificate of Designations (or any other adjustment covered thereby), then in each such event the Borrower shall concurrently with each such conversion of Debt into shares of Series H Preferred Stock take such action as is reasonably necessary to ensure that the holder of such shares of Series H Preferred Stock is entitled to receive upon or in connection with the conversion of such shares of Series H Preferred Stock that additional number of shares of the common stock of Borrower (the "ADDITIONAL SHARES") that such holder would have been entitled to receive under the Certificate of Designations as a result of the occurrence of such event or circumstance if such holder had acquired such shares of Series H Preferred Stock on the date hereof. Such actions may include, among other things, the amendment by the Borrower of the Certificate of Designations to provide for the appropriate adjustment to the Conversion Rate Cap (or to provide for any other appropriate adjustments) or, in the event the Borrower does not reasonably believe that it is practicable to amend the Certificate of Designations, then such actions may include, in lieu of such an amendment, (i) the written agreement of the Borrower to issue to such holder such Additional Shares upon the exercise by such holder of such shares of Series H Preferred Stock, for a per share consideration of the Additional Shares not to exceed the then-current par value of such Additional Shares,
                           (ii) the establishment by the Borrower of another series of convertible preferred stock and the issuance by the Borrower to the holder of that number of shares of such convertible preferred stock that would be convertible into the Additional Shares, with such shares of convertible preferred stock having a per share consideration not to exceed the then-current par value of such convertible preferred stock and with such shares being convertible solely in connection with the conversion of shares of Series H Preferred Stock, or (iii) the issuance by the Borrower to such holder, for no cash consideration, of warrants to acquire the Additional Shares, with such warrants having an exercise price not to



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                           exceed the then-current par value of the Additional
                           Shares and with such warrants being exercisable solely in connection with the conversion of shares of Series H Preferred Stock.

         h.       NOTICES TO LENDER.

                  i. NOTICE OF ADJUSTMENTS. Whenever an event specified in Subsection 2.g shall occur, Borrower shall forthwith prepare a certificate to be executed by the chief financial officer of Borrower describing, in reasonable detail, the event requiring the giving of such notice and describing the number and kind of any other shares of stock or Other Property for which the Notes are exercisable. Borrower shall promptly cause a signed copy of such certificate to be delivered to Lender. Borrower shall keep at its principal office or the copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Lender or any prospective purchaser of a Note designated by a Lender thereof.

                  ii.      NOTICE OF CORPORATE ACTIONS. If at any time:

                           (1) Borrower shall take a record of the holders of its Series H Preferred Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of Borrower) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

                           (2) there shall be any capital reorganization of Borrower, any reclassification or recapitalization of the capital stock of Borrower or any consolidation or merger of Borrower with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of Borrower to, another corporation, or

                           (3) there shall be a voluntary or involuntary dissolution, liquidation or winding up of Borrower;

                           then, in any one or more of such cases, Borrower shall give to Lender at least 30 days' prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Series H Preferred Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such



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                           reorganization, reclassification, merger,
                           consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Series H Preferred Stock shall be entitled to exchange their shares of Series H Preferred Stock for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Lender at the last address of Lender appearing on the books of Borrower and delivered in accordance with Subsection 3.e. hereof

         i. NO IMPAIRMENT. Borrower shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to avoid the observance or performance of any of the terms of this Agreement, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Lender against impairment. Without limiting the generality of the foregoing, Borrower will (a) not take any of the actions specified in Section 2.8.2 of the Certificate of Designations attached hereto as Exhibit "A", (b) take all such action as may be necessary or appropriate in order that Borrower may validly and legally issue fully paid and nonassessable shares of Series H Preferred Stock upon exercise of the Conversion Right and fully paid and nonassessable shares of common stock upon the conversion of the shares of Series H Preferred Stock, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable Borrower to perform its obligations under the Notes.

         j. RESERVATION AND AUTHORIZATION OF SERIES H PREFERRED STOCK AND COMMON STOCK. Borrower shall at all times reserve and keep available for issue upon the exercise of the Conversion Right such number of its authorized but unissued shares of Series H Preferred Stock as will be sufficient to permit the exercise in full of the Conversion Right and shall at all times reserve and keep available for issue upon the conversion of Series H Preferred Stock such number of its authorized but unissued shares of common stock as would be sufficient to permit the conversion in full of the Series H Preferred Stock (assuming conversion in full of the Debt into Series H Preferred Stock).

         k. TAKING OF RECORD; STOCK AND NOTE TRANSFER BOOKS. In the case of all dividends or other distributions by Borrower to the holders of its Series H Preferred Stock with respect to which any provision hereof refers to the taking of a record of such holders, Borrower will not at any time, except upon dissolution, liquidation or winding up of Borrower, close its stock transfer books or Note transfer books so as to result in preventing or delaying the exercise of any Conversion Right or the transfer of any Note.

         l. LIMITATION OF LIABILITY. No provision hereof, in the absence of affirmative action by Lender to purchase shares of Series H Preferred Stock, and no enumeration herein of the rights or privileges of Borrower hereof, shall give rise to any liability of Lender for the purchase price of any Series H Preferred Stock or as a stockholder of Borrower, whether such liability is asserted by Borrower or by creditors of Borrower.



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3.       MISCELLANEOUS

         a. SURVIVAL. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid or any other Obligations or other amounts remain owing under the Loan Documents unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

         b. GOVERNING LAW. This Agreement was negotiated in the State of Texas, and made by Lender and accepted by Borrower in the State of Texas, and the proceeds of the Notes delivered in connection herewith were or are to be disbursed from the State of Texas, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and performed in such State (without regard to principles of conflict laws) and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Notes, and this Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of Texas.

                  Any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement may at Lender's option be instituted in any Federal or State court in the City of Dallas, County of Dallas, Texas, and Borrower waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Borrower hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Borrower does hereby agree that service of process upon an officer of Borrower at Borrower's address set forth herein and written notice of such service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of Texas. Borrower (i) shall give prompt notice to Lender of any changed address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in Dallas, Texas (which substitute agent and office shall be designated as the person and address for service of process), and (iii) shall promptly designate such a substitute



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                  if its authorized agent ceases to have an office in Dallas,
                  Texas or is dissolved without leaving a successor.

         c. WAIVER OF JURY TRIAL. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING WITHOUT LIMITATION ANY TORT ACTION, BROUGHT WITH RESPECT TO THIS AGREEMENT. LENDER MAY FILE A COPY OF THIS WAIVER WITH ANY COURT AS WRITTEN EVIDENCE OF BORROWER'S KNOWING. VOLUNTARY, AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE ITS RIGHTS TO TRIAL BY JURY, AND THAT, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN BORROWER AND LENDER SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

         d. MODIFICATION; WAIVER IN WRITING. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

         e. NOTICES. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing (including by facsimile) and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with receipt of delivery, or (c) facsimile (with acknowledged transmission), addressed as follows:

                  If to Borrower:           Malibu Entertainment Worldwide, Inc.
                                            717 North Harwood, Suite 1650,
                                            Dallas, Texas 75201
                                            Attn:    Chief Financial Officer
                                            Facsimile: (214) 210-8702

                  If to Lender:             MEI HOLDINGS, L.P.
                                            Texas Commerce Tower,
                                            2200 Ross Ave., Suite 4200-W,
                                            Dallas, Texas  75201
                                            Attn:    Secretary/Treasurer
                                            Facsimile:  (214) 220-4948



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

                  or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; and in the case of facsimile, upon acknowledged transmission (if a copy thereof is also sent by another method authorized hereunder) on a Business Day.

         f. HEADINGS. The Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         g. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         h. EXHIBITS AND SCHEDULES INCORPORATED. Any exhibits and schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

         i. CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

         j. LOSS OR MUTILATION. Upon receipt by Borrower from Lender of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and indemnity reasonably satisfactory to it, and in case of mutilation upon surrender and cancellation hereof, Borrower will execute and deliver in lieu hereof a new Note of like tenor to Lender; provided, in the case of mutilation, no indemnity shall be required if the Note in identifiable form is surrendered to Borrower for cancellation.

         k. PRIOR AGREEMENTS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR

                  ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OR PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES THERETO.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                           MEI HOLDINGS, L.P.

                                 By:   MEI GenPar, L.P.
                                       Its General Partner

                                       By:   HH GenPar Partners
                                             Its General Partner

                                             By:  Hampstead Associates, Inc.
                                                  Its Managing General Partner



                                                  By: /s/ Philip S. Migicovsky
                                                      -------------------------
                                                  Name: Philip S. Migicovsky
                                                        -----------------------
                                                  Title: Vice President
                                                         ----------------------


                           MALIBU ENTERTAINMENT WORLDWIDE, INC.
                           a Georgia corporation



                           By: /s/ Richard N. Beckert
                               -----------------------------------------
                                    Richard N. Beckert
                                    Chief Executive Officer

                                   EXHIBIT "A"

             CERTIFICATE OF DESIGNATIONS OF SERIES H PREFERRED STOCK


                                 [SEE ATTACHED]

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.



         In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Malibu Entertainment Worldwide, Inc., a Georgia corporation (the "Company"), hereby certifies as follows:

         1. The name of the corporation is Malibu Entertainment Worldwide, Inc.

         2. In accordance with the authority of the Company's Board of Directors (the "Board") pursuant to Section 14-2-602 of the Code and the Articles of Incorporation of the Company (the "Charter"), the Board hereby designates the powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of Series H Preferred Stock of the Company as follows:

                      2.8 Series H Preferred Stock. Five thousand shares of Preferred Stock, no par value, of the Company are designated as "Series H Preferred Stock" having the voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, are as set forth below (the "Series H Preferred").

                      2.8.1 Dividends and Distributions. (a) The holders of shares of Series H Preferred, in preference to the holders of Common Stock (the "Common Stock") and of any other class or series of preferred or other capital stock of the Company other than the Series E Preferred (as defined below) ("Junior Stock"), will be entitled to receive dividends at an annual rate of $9,000 per share, payable quarterly in arrears on the 15th day of each of January, April, July and October of each year (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next day that is not a legal holiday) (the "Dividend Payment Date"), commencing with the date of the first issuance of any shares of the Series H Preferred (the "Initial Issuance Date"), prior and in preference to any declaration or payment of any dividend on Junior Stock (other than a dividend or distribution solely in shares of Common Stock and then only with Class E approval prior thereto as provided in
         Section 2.8.2(b)(ii)). Such dividends will be cumulative and accrue with respect to each share of Series H Preferred from date of issuance of such share of Series H Preferred (the "Dividend Commencement Date"), whether or not declared by the Board and whether or not there are funds of the Company legally available for payment of such dividends. No accrued or accumulated dividends on the Series H

         Preferred will bear interest. Except as set forth in Sections 2.8.1(b)(i), 2.8.5 and 2.8.6 hereof, the Company will have no obligation to pay such dividends unless so declared by the Board and unless funds are legally available therefor. As used herein, the term "Series E Preferred" means shares of preferred stock of the Company issued pursuant to the Loan Agreement, dated as of November 16, 1998, between the Company and SZ Capital, L.P., as amended from time to time.

                           (b) Any dividends accruing prior to January 1, 2004 may at the election of the Board in its sole discretion be paid (i) by the issuance as of the Dividend Payment Date of additional shares of fully paid, nonassessable Series H Preferred having an aggregate liquidation preference equal to the amount of such accrued dividends or
         (ii) in cash. In the event that dividends are declared and paid by the issuance of additional shares of Series H Preferred as provided in the previous sentence, such dividends will be deemed paid in full and will not accumulate. The Company will deliver certificates representing shares of Series H Preferred issued pursuant to Section 2.8.1(a)(i) promptly after the Dividend Payment Date.

                           (c) From and after January 1, 2004, dividends accrued and payable pursuant to Section 2.8.1(a) will be payable in cash only and will be cumulative from and after such date.

                           (d) Each dividend will be payable to holders of record as they appear on the stock books of the Company on the last day of each fiscal quarter of the Company.

                           2.8.2 Voting Rights. Holders of Series H Preferred will have no voting rights and their consent will not be required for taking any corporate action except (a) as otherwise required by law or provided elsewhere herein and (b) that, if any share of Series H Preferred is then outstanding, the affirmative vote or consent of the holders of a majority of the then-outstanding shares of Series H Preferred, voting together as a single class (a "Class H Approval"), will be required in order for the Company to:

                           (i) Except with respect to the powers, designations,
                  preferences and relating participating, optional and other special rights and the qualifications, limitations or restrictions of the Series E Preferred, amend the Charter in any way, whether by amending the terms of this Section 2.8 or any other provision of the Charter, that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series H Preferred, and the qualifications, limitations or restrictions thereof, whether by direct amendment or in connection with or pursuant to a merger, consolidation or any other transaction involving any change in the Charter;

                           (ii) Declare or pay any dividends on, or make any
                  other distributions in respect of, any shares of Junior Stock;

                           (iii) Redeem or purchase or otherwise acquire for
                  consideration any shares of any Junior Stock (except for Series E Preferred or in connection with the exercise of employee stock options);

                           (iv) Issue any shares of capital stock ranking prior
                  or superior to, or on parity with, the Series H Preferred with respect to dividends or other distributions or upon liquidation, dissolution or winding up of the Company (except for shares of Series E Preferred and except to employees of the Company under the Company's stock option or long term incentive plans);

                           (v) Effect any merger, consolidation, combination,
                  recapitalization, reorganization or other transaction in which the powers, designations, preferences and relative, participating, optional or other special rights of the Series H Preferred, or the qualifications, limitations or restrictions thereof would be materially adversely affected;

                           (vi) Subdivide or otherwise change shares of Series H
                  Preferred into a different number of shares whether in a merger, consolidation, combinations, recapitalization, reorganization or otherwise (whether or not any provision of Section 2.8.6 is applicable to such transaction); or

                           (vii) Issue any shares of Series H Preferred other
                  than pursuant to the Agreement Regarding Right to Convert to Promissory Notes, dated as of January 20, 1999, between the Company and MEI Holdings, L.P.

         The Company will not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could purchase or otherwise acquire such shares at such time and in such manner in accordance with the foregoing restrictions.

                           2.8.3 Reacquired Shares. If permitted by law, any shares of Series H Preferred that are issued and thereafter cease to be issued and outstanding for any reason, whether because they are converted into Junior Stock as provided herein or are purchased or otherwise acquired by the Company in any manner whatsoever, will be restored to the status of authorized but unissued shares of preferred stock of the Company, including shares of Series H Preferred, and may be reissued as part of a new series of preferred stock of the Company subject to the conditions and restrictions on issuance set forth herein or in any other certificate of designations creating a series of preferred or any similar stock of the Company.

                           2.8.4 Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution will be made to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series H Preferred shall have received $100,000 per share plus accrued and unpaid dividends. Neither a consolidation or merger of the Company with another corporation, nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.

                           2.8.5 Redemption. (a) Redemption Price. Shares of Series H Preferred (i) will not be redeemable prior to January 1, 2002 and (ii) will be redeemable (to the extent not previously redeemed or converted and as to which no Conversion Notice has been delivered to the Company on or before the date fixed for redemption) at any time

                           (A) after January 1, 2002 and prior to or on January
                  1, 2003, at a price per share of $104,000 plus accrued and unpaid dividends through the date such redemption price is paid ("Accrued Dividends");

                           (B) after January 1, 2003 and prior to or on January
                  1, 2004, at a price per share of $103,000 plus Accrued Dividends;

                           (C) after January 1, 2004 and prior to or on January
                  1, 2005, at a price per share of $102,000 plus Accrued Dividends;

                           (D) after January 1, 2005 and prior to or on January
                  1, 2006, at a price per share of $101,000 plus Accrued Dividends; and

                           (E) after January 1, 2006, at a price per share of
                  $100,000 plus Accrued Dividends.

                           (b) Redemption Procedures. At least 30 calendar days and not more than 60 calendar days prior to the date fixed for any redemption of Series H Preferred, written notice ("Redemption Notice") will be given by the Company by first class mail, postage prepaid, to each holder of record of Series H Preferred on the record date fixed for such redemption by the Board at such holder's address as it appears on the stock books of the Company, provided that no failure to give such notice nor any deficiency therein will affect the validity of the procedure for redemption of any shares of Series H Preferred except as to the holder or holders to whom the Company has failed to give such notice or whose notice was defective. The Redemption Notice will state:

                           (i) the redemption price;

                           (ii) whether all or fewer than all of the outstanding
                  shares of Series H Preferred are to be redeemed and the total number of shares of Series H Preferred being redeemed;

                           (iii) the date fixed for redemption by the Board,
                  which date will occur within the applicable redemption period specified in clause (a) above (the "Redemption Date");

                           (iv) the place or places and manner in which the
                  holder is to surrender his or her certificate(s) to the Company; and

                           (v) that dividends on the shares of Series H
                  Preferred to be redeemed will cease to accumulate on the Redemption Date unless the Company defaults on the redemption price.

         Upon surrender of the certificate(s) representing shares of Series H Preferred that are the subject of redemption pursuant to Section 2.8.5(a), duly endorsed (or otherwise in proper form for transfer, as determined by the Company), in the manner and at the place designated in the Redemption Notice and on the Redemption Date, the full redemption price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

                           (c) On and after the Redemption Date, unless the Company defaults in the payment in full of the applicable redemption price, dividends on the Series H Preferred to be redeemed will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, provided, however, that if a Redemption Notice has been given as provided in Section 2.8.5(b) and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series H Preferred that are to be redeemed, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series H Preferred to be redeemed will cease to accumulate and the holders thereof will cease to be shareholders of the Company and be entitled only to receive the redemption price.

                           (d) If the funds of the Company legally available for redemption of shares of Series H Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series H Preferred to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based on their holdings of Series H Preferred. The shares of Series H Preferred not redeemed will remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series H Preferred, such funds will immediately be used to redeem the balance of the shares that the Company has become obligated to redeem on any scheduled redemption date that it has not redeemed.

                           2.8.6 Conversion. (a) Conversion Rate. At any time on or after January 1, 2000, each share of the Series H Preferred will be convertible, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock determined, subject to adjustment as described below, by dividing $100,000 plus the total accrued and unpaid dividends through the date of conversion by the Conversion Price. As used herein, "Conversion Price" means $2.50 and "Conversion Rate" means the number of shares of Common Stock into which each share of Series H Preferred may be converted.

                           (b) No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series H Preferred and, if any shares of Series H Preferred surrendered by a holder, in the aggregate, for conversion would otherwise result in a fractional share of Common Stock, then such fractional share will be redeemed at the then-effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                           (c) Mechanics of Conversion. Before any holder of shares of Series H Preferred will be entitled to convert the same into shares of Common Stock, such holder must deliver a written notice (a "Conversion Notice") to the attention of the Secretary or Treasurer of the Company at the Company's principal place of business of its desire to exercise its rights to convert, specifying the number of shares of Series H Preferred to be converted and the holder's calculation of the Conversion Rate. Such computation will be deemed correct for all purposes hereof absent manifest error. In the event of any disagreement between the Company and the holder as to the correct Conversion Price, the Conversion Price will be finally determined by an investment banking or brokerage firm selected by the holder, the fees and expenses of which will be paid by the Company. Such conversion will be deemed to have been made as of the close of business on the fifth business day after such notice has been so delivered or such other date as the holder exercising such conversion right and the Company agree. The Company will, promptly upon receipt of all certificates representing Series H Preferred as have been issued to such holder that are to be converted, issue the appropriate number of shares of Common Stock to such holder. All certificates issued upon the exercise of the conversion will contain a legend governing restrictions upon the disposition of such shares imposed by applicable securities laws. Such legend will be removed by the Company by delivery of substitute certificates without such legend in the event that such legend is no longer required for purposes of applicable securities laws upon receipt by the Company of an opinion of counsel to the effect that such legend is no longer so required.

                           (d) Adjustment for Subdivisions or Combinations of Common Stock. In the event that the Company at any time or from time to time after the Initial Issuance Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Rate will be increased or decreased proportionately.

                           (e) Adjustments for Dividends, Distributions on Common Stock. In the event the Company at any time or from time to time after the Initial Issuance Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (a "Common Stock Distribution") payable in additional shares of Common Stock or other securities or rights (other than the rights, options or warrants offered to Series H Preferred pursuant to Section 2.8.6(g)) that are convertible into or entitling the holder thereof to receive additional shares of Common Stock

         (such other securities or rights, "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents for the additional shares of Common Stock, without a proportionate and corresponding dividend or other distribution to holders of Series H Preferred calculated as if all of the Series H Preferred had been converted in accordance with the terms hereof as of the record date for such dividend or other distribution, then and in each such event, the Conversion Rate will be decreased as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate by a fraction,

                           (i) the numerator of which will be the total number
                  of (A) shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus (B) the maximum number of shares of Common Stock (not including any shares described in clause (ii)(B) immediately below) issuable upon conversion or exercise of all outstanding Common Stock Equivalents as of immediately prior to the time of such issuance or the close of business on such record date (the sum of the shares described in clauses (A) and (B) immediately above, the "Outstanding Shares"); and

                           (ii) the denominator of which will be the total
                  number of (A) Outstanding Shares, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;

         provided, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate will be adjusted pursuant to this
         Section 2.8.6(e) as of the time of actual payment of such dividends or distributions; (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Rate computed upon the original issue thereof, and any subsequent adjustments based thereon, will, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding; (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Rate computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents which expire by their terms not more than 60 calendar days after the date of issuance thereof, no adjustments of the Conversion Rate will be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment will be made in the manner provided in this Section 2.8.6(e). The adjustments provided for in this Section 2.8.6(e) will be made successively whenever any such dividend or distribution is made.

                           (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2.8.6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that the holders of the Series H Preferred will thereafter be entitled to receive upon conversion of the Series H Preferred the number of shares of stock, securities or assets of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion of Series H Preferred would have been entitled on such capital reorganization, merger, consolidation or sale (regardless of whether the Series H Preferred is then-convertible and assuming a Conversion Price of $2.50). In any such case, appropriate adjustment will be made in the application of the provisions of this Section 2.8.6 with respect to the rights of the holders of the Series H Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section
         2.8.6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series H Preferred) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales.

                           (g) Rights Offering. If at any time or from time to time the Company shall offer to any of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Company, then each holder of a share of then-outstanding Series H Preferred will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Company as such holder would have been entitled to receive had such holders of Series H Preferred been converted immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect or, if prior to January 1, 2000, at a Conversion Rate using a deemed Conversion Price of $2.50.

                           (h) No Adjustment. No adjustment to the Conversion Rate will be made if such adjustment would result in a change in the Conversion Rate of less than 0.001%. Any adjustment of less than 0.001% which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of 0.001% or more in the Conversion Rate.

                           (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 2.8.6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Company to verify such computation and prepare and furnish to each holder of Series H Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company will, upon the written request at any time of any holder of Series H Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series H Preferred.

                           (j) Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series H Preferred such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series H Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series H Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                           2.8.7 Fractional Shares. Series H Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series H Preferred.

                           2.8.8 Rank. The Series H Preferred will rank senior as to all capital stock of the Company other than the Series E Preferred of the Company, including all Junior Stock, in each case as to the payment of dividends or other distributions or upon liquidation, dissolution or winding up.

                           2.8.9 Notice to Holders. Any notice given by the Company to holders of record of Series H Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Company and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series H Preferred receives such notice.

                           2.8.10 Amendment of Terms of Series H Preferred. Upon request of the holders of a majority of the then-outstanding shares of Series H Preferred, the Company will amend the terms of the Series H Preferred as set forth herein, or issue a new series of preferred stock in exchange for such Series H Preferred, in order to make the terms of the Series H Preferred, in the opinion (which need not be written) of a nationally recognized financial advisor selected by the holders of a majority of the then-outstanding shares of Series H Preferred, consistent with terms applicable generally to preferred stock being issued in the public securities markets by companies with comparable credit characteristics to the Company, provided, however, that no amendment or other change will be made under this Section 2.8.10 to the dividend rate, Conversion Rate or Conversion Price applicable to the Series H Preferred.

                           2.8.11 Certain Limitations. Notwithstanding any other provision in the Charter or applicable law to the contrary, (a) the vote of any holder of Series H Preferred will not be affected by any direct or indirect interest of the holder or any affiliate or associate or other person or entity in the matter under consideration or any other matter, (b) holders of Series H Preferred will have only the rights set forth herein and will have no fiduciary or similar rights, and (c) no holder of Series H Preferred or any affiliate or associate thereof will have any liabilities or obligations to any other person or entity, including without limitation any other holder of Series H Preferred or any other class or series of capital stock of the Company, by reason of the giving or withholding of any vote or consent hereunder or otherwise, it being the expectation and intention that such vote or consent will be so given or withheld in the sole discretion of such holder regardless of the effect thereof on any other person or entity.

                           2.8.12 Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series H Preferred will be deemed contract rights enforceable by them, including without limitation, by one or more actions for specific performance.

                  IN WITNESS WHEREOF, this amendment to the Certificate of Designations is executed on behalf of the Company as of this __th day of ____________, ___.




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